                           SPINNAKER INDUSTRIES, INC.
                            1700 PACIFIC, SUITE 1600
                              DALLAS, TEXAS 75201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2000

                            ------------------------

                                                                     May 1, 2000

To the Stockholders of
  SPINNAKER INDUSTRIES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker"), will be held on Tuesday, June 6, 2000, at 9:00 a.m., local time, at 401 Theodore Fremd Avenue, Rye,
New York, for the following purposes:

    1. to elect eight (8) directors to serve until the next Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified, or their earlier resignation, retirement or removal; and

    2. to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors of Spinnaker has fixed the close of business on April 28, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice.

    Whether or not you expect to be present at the Annual Meeting, and regardless of the number of shares you own, please complete, date, and sign the accompanying Proxy and return it at your earliest convenience in the enclosed self-addressed, stamped envelope. If you do attend the Annual Meeting in person, you may withdraw your Proxy and vote your shares personally.

                                          By Order of the Board of Directors,
                                          Robert A. Hurwich
                                          SECRETARY

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     SPINNAKER INDUSTRIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                           SPINNAKER INDUSTRIES, INC.
                            1700 PACIFIC, SUITE 1600
                              DALLAS, TEXAS 75201

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, JUNE 6, 2000
                                   9:00 A.M.
                           401 THEODORE FREMD AVENUE
                                 RYE, NEW YORK

                             ---------------------

    This Proxy Statement is furnished by the Board of Directors of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker" or the "Corporation"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, June 6, 2000, at 9:00 a.m., local time, at the address noted above and at any adjournments or postponements thereof (the "Annual Meeting"). Proxies in the form enclosed will be voted at the Annual Meeting if they are properly executed, returned to the Corporation prior to the meeting, and not revoked. Any stockholder giving a Proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed Proxy bearing a later date.

    This Proxy Statement and the accompanying Proxy are first being mailed to stockholders on or about May 1, 2000. The Corporation's Annual Report to Stockholders for the year ended December 31, 1999, is enclosed herewith but does not form any part of the materials for solicitation of Proxies.

                               QUORUM AND VOTING

    RECORD DATE. The record date for the Annual Meeting (the "Record Date") is April 28, 2000. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on such date, there were outstanding and entitled to vote
3,775,680 shares of the Corporation's Common Stock, no par value ("Common Stock"), and 3,566,067 shares of the Corporation's Class A Common Stock, no par value ("Class A Common Stock").

    VOTING STOCK. The only shares of stock entitled to vote at the Annual Meeting are the Common Stock and Class A Common Stock. Each share of Common Stock is entitled to 1/10th of a vote. Each share of Class A Common Stock is entitled to one vote.

    QUORUM. In order for any business to be conducted at the Annual Meeting, the holders of a majority of the shares of both the Common Stock and the Class A Common Stock that are outstanding and entitled to vote must be represented at the meeting, either in person or by properly executed Proxy. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders who are present may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

    VOTING BY STREET NAME HOLDERS. If a stockholder owns shares in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

    REQUIRED VOTE, MAJORITY STOCKHOLDER. The affirmative vote by the stockholders having a majority of the votes present in person or by Proxy and entitled to vote at the Annual Meeting is necessary to approve the election of the nominees to the Board of Directors. An automated system administered by the Corporation's transfer agent tabulates the votes. Abstentions will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be counted for purposes of determining a quorum, but will not be considered as present and entitled to vote with respect to that particular matter.

    Lynch Corporation, an Indiana corporation ("Lynch"), acquired approximately 82% of the outstanding common stock of Spinnaker in 1987. Lynch transferred all of its shares of Spinnaker's common stock to its wholly owned subsidiary, Lynch Manufacturing Corporation, a Delaware corporation ("Manufacturing") in November 1989. Just prior to September 1, 1999, Manufacturing was merged with and into Lynch, and as a result Lynch owned 2,259,063 shares of Class A Common Stock and 2,237,203 shares of Common Stock. Lynch immediately transferred
2,259,063 shares of Class A Common Stock and 1,237,203 shares of Common Stock to M-tron Industries, Inc., a South Dakota corporation and wholly owned subsidiary of Lynch ("M-tron"), which is a manufacturer and importer of quartz crystal products and clock oscillator modules, and 1,000,000 shares of Common Stock to Brighton Communications Corporation, a Delaware corporation and wholly owned subsidiary of Lynch ("Brighton"). Immediately thereafter, Lynch transferred all of the capital stock of Brighton to Lynch Interactive Corporation, a Delaware corporation and wholly owned subsidiary of Lynch ("Interactive"), which was then spun off to the shareholders of Lynch effective as of September 1, 1999. Lynch has the ability to elect each of the nominees set forth below because of the shares of Common Stock and Class A Common Stock held by its wholly owned subsidiary M-tron. See "Security Ownership of Certain Beneficial Owners".

    DEFAULT VOTING. Where a specific designation is made in the Proxy with respect to a proposal at the Annual Meeting, the Proxy will be voted in accordance with such designation. If no such designation is made, the Proxy will be voted as follows:

    (i) "FOR" the election of each of the nominees to the Board of Directors named in this Proxy Statement; and

    (ii) at the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors is not currently aware of any such matter or business.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, holders of Common Stock and Class A Common Stock as of the Record Date will consider and vote for the election of eight (8) members to the Board of Directors. Each of the nominees is currently serving as a director and, if elected, he will continue to serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified, or his earlier resignation, retirement or removal. The Board of Directors has nominated Richard J. Boyle, Ned N. Fleming, III, Joseph P. Rhein, Anthonie C. van Ekris, E. Val Cerutti, Mario J. Gabelli, Louis A. Guzzetti, Jr., and
Ralph R. Papitto for election as directors of the Corporation. If for any reason any of the nominees is not available for election, the proxy holders may vote the Proxies in favor of the remaining named nominees and for substitute nominees in place of those who are not candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

    The following is biographical information about each of the nominees for director:

    See "Executive Officers" for biographical information regarding Messrs. Boyle and Fleming, who are employees of the Corporation.

E. VAL CERUTTI

    E. Val Cerutti, age 60, has served as a director of the Corporation since June 1999. Mr. Cerutti has been a business consultant since 1992. Prior to that time, he served as President and Chief Operating Officer of Stella D'oro Biscuit Co., Inc., a producer of bakery products, from 1975 to 1992. He currently serves as Director of The Gabelli Convertible Securities Fund and The Gabelli Gold Fund.

MARIO J. GABELLI

    Mario J. Gabelli, age 57, has served as a director of the Corporation since September 2000. Mr. Gabelli has served as Chairman of Lynch since 1986, where he also served as Chief Executive Officer from 1986 until January 2000, when he was replaced by Mr. Guzzetti. He has been the Chairman and Chief Executive Officer and a director of Interactive since September 1999. Mr. Gabelli has been the Chairman and Chief Executive Officer of Gabelli Group Capital Partners, a private company which makes investments for its own account, since 1980 and Chairman and Chief Executive Officer of Gabelli Asset Management Inc., a New York Stock Exchange listed holding company for subsidiaries engaged in various aspects of the securities business, since 1999. Mr. Gabelli also has served as Director, Trustee and/or President of all the registered investment companies that are managed by Gabelli Funds, LLC, since 1986. Mr. Gabelli also serves as a Governor of the American Stock Exchange and the Overseer of Columbia University Graduate School of Business, and he acts as Trustee of Fairfield University, Roger Williams University, Bruce Museum, Winston Churchill Foundation and E.L. Wigend Foundation. He is the Chairman of the Patron's Committee of Immaculate Conception School, and is a former trustee of Fordham Preparatory School and Dr. I. Fund Foundation.

LOUIS A. GUZZETTI, JR.

    Louis A. Guzzetti, Jr., age 61, has served as a director of the Corporation since January 2000. Mr. Guzzetti has served as the Director, President, Chief Executive Officer of Lynch since January 2000. Mr. Guzzetti served as President and Chief Executive Officer of Envirosource, Inc. from 1986 to 1999.

RALPH R. PAPITTO

    Ralph R. Papitto, age 73, has served as a director of the Corporation since September 1999. Mr. Papitto also serves as a director of Lynch and Interactive. He served as the Chairman and Chief Executive Officer of AFC Cable
Systems, Inc. ("AFC"), a manufacturer and supplier of electrical distribution products, from 1993 to 1999. Prior to taking that position, he was the Founder, Chairman and a Director of Nortek, Inc., a manufacturer of construction products. He currently serves as a director of AFC and Global Sports and Gaming.com, and is the Chairman of the Board of Trustees of Roger Williams University.

JOSEPH P. RHEIN

    Mr. Rhein, age 73, has served as a director of the Corporation since 1992 and has been a business consultant since 1989. From 1992 to 1994, he was Chairman of the Corporation when it operated under the name Safety Railway Service Corporation.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris, age 65, has been a director of the Corporation since December 1995. Mr. van Ekris is Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporter of refrigeration equipment, a position he has held since 1991. He also serves as a Director of The Gabelli US Treasury Money Market Fund, The Gabelli Gold Fund, Gabelli International Growth Fund, Inc., The Gabelli Growth Fund, The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Securities Fund, The Gabelli Global Interactive Couch Potato Fund, and Gabelli Capital Asset Fund. In addition,
Mr. van Ekris is Chairman of Combaro International, Lausanne, Switzerland.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three and no more than nine members and that vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors at any meeting.

    The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Corporation, although it is not involved in day-to-day operations. The Board of Directors meets regularly throughout the year to review significant developments affecting the Corporation and to act upon matters requiring its approval. The Board of Directors holds its annual meeting immediately after the Annual Meeting of Stockholders. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During the last fiscal year, there were four meetings of the Board of Directors during 1999.

    The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee: (i) recommends to the Board of Directors the appointment of independent auditors; (ii) reviews annual financial reports to stockholders prior to their publication;
(iii) reviews the report by the independent auditors concerning management procedures and policies; and (iv) determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met once during 1999. The Audit Committee consists of Messrs. Rhein and van Ekris, with Mr. Rhein serving as Chairman of the Audit Committee.

    The Compensation Committee sets and reviews the compensation of the executive officers of the Corporation. The Compensation Committee consisted of Messrs. van Ekris, Grzelecki and Robert E. Dolan until Messrs. Grzelecki and Dolan resigned in June and December, 1999, respectively, from the Board of Directors. Mr. Cerutti was appointed to the Compensation Committee in February 2000, and Mr. van Ekris continues to serve as Chairman of the Compensation Committee. The Compensation Committee met once during 1999.

    The Corporation does not have a nominating committee. Nominations for directors and officers are considered by the entire Board of Directors.

    Each of the nominees for director attended at least seventy-five percent of the meetings of the Board of Directors or its committees that he was required to attend during 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Corporation served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Corporation served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officers of the Corporation served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Corporation.

EXECUTIVE OFFICERS

    The following is a list of executive officers and certain key employees of
Spinnaker:

RICHARD J. BOYLE

    Mr. Boyle, age 65, has been a director and Chairman and Chief Executive Officer of the Corporation since June 1994. Mr. Boyle also has served as a Managing Director of Boyle Fleming & Co., Inc. ("BF"), an investment and management firm, since 1993. From 1990 to 1992, Mr. Boyle was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles, and specialty vehicles. He was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space, and marine markets from 1987 to 1990. Mr. Boyle is a director of several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming, age 39, became a member of the Board of Directors and President of the Corporation in June 1994 and has been Chief Operating Officer since May 1997. In addition, Mr. Fleming is a Managing Director of BF, a position he has held since 1993. From 1988 to 1993, Mr. Fleming was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the Boards of Directors of Internet, Inc. and several privately-held companies.

K.C. CALDABAUGH

    Mr. Caldabaugh, age 53, has been the Chairman, Chief Executive Officer, and President of Spinnaker Coating, Inc., a wholly owned subsidiary of the Corporation ("Spinnaker Coating"), since September 1994. From 1987 to 1993, he served in various capacities (most recently as Senior Vice President and Chief Financial Officer) of LTV Corporation, a diversified manufacturing firm.

CRAIG J. JENNINGS

    Mr. Jennings, age 41, became Vice President, Finance and Treasurer in December 1997. From May 1997 to December 1997, he served as Vice President and Controller of the Corporation. From 1992 to 1996, he served in finance and administrative roles with companies in the manufacturing and retail distribution industries. Mr. Jennings most recently served as Vice President, Director of Finance for Continental Emsco Company (formerly LTV Energy Products).

EXECUTIVE COMPENSATION

    COMPENSATION OF DIRECTORS. The Corporation maintains, through Lynch, an insurance policy which provides for indemnification of each director (and officer) against certain liabilities that each may incur in his capacity as such. Each director who is not also an officer of the Corporation or its corporate affiliates receives a director's fee of $1,000 per month of the director's tenure plus $2,000 for each Board of Directors meeting and $1,000 for each committee meeting the director attends. In addition, the Spinnaker Industries, Inc. Directors Stock Option Plan provides that each new director shall be granted options for 10,000 shares of Common Stock, which vest over a period of two years. However, as of the Record Date no options had been granted to Messrs. Papitto or Cerutti. Messrs. Rhein, van Ekris, Papitto and Cerutti are the only directors eligible to be paid director's fees.

    SUMMARY COMPENSATION TABLE. The following table sets forth on an accrual basis for the three fiscal years ended December 31, 1999, the compensation paid to the Chief Executive Officer of the Corporation and the two other most highly compensated executive officers who earned more than $100,000. Except as noted, the Corporation does not maintain (1) any stock option or other similar compensation plan involving the issuance of common stock, or (2) any other long-term or incentive compensation agreements.

                                                                            OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)   BONUS($)   COMPENSATION($)(1)   COMPENSATION($)
---------------------------            --------   ---------   --------   ------------------   ---------------
Richard J. Boyle.....................    1999      135,000     75,000                               5,000(2)
  Office of the Chairman and Chief       1998      135,000         --              --               5,000(2)
  Executive Officer                      1997      125,000      7,500              --               5,000(2)

Ned N. Fleming, III..................    1999      350,000    125,000          17,833               5,000(2)
  President and Chief Operating          1998      350,000         --          16,279               5,000(2)
  Officer                                1997      325,000     29,250          14,517                 264

K.C. Caldabaugh......................    1999      297,000     11,880          13,465               5,000(3)
  Chairman, Chief Executive              1998      297,000         --          18,644               5,000(3)
  Officer and President of               1997      280,000     56,000          19,777               4,750(3)
  Spinnaker Coating

------------------------

(1) Includes automobile allowances and club membership dues.

(2) Contribution to the Spinnaker Industries, Inc. Affiliates 401(k) Plan.

(3) Contribution to the Spinnaker Coating, Inc. 401(k) Plan.

    EMPLOYMENT AGREEMENT AND OTHER COMPENSATION AGREEMENTS. Mr. Caldabaugh had an employment agreement with Spinnaker Coating that expired in September 1999. The agreement provided for an annual salary of $250,000, and severance pay equal to the average annual cash compensation received by him during the three fiscal years immediately preceding termination for any reason other than "just cause," or his death, disability or resignation. The agreement and a similar employment agreement with Richard T. Ray, the Executive Vice President and Chief Financial Officer of Spinnaker Coating, granted to Messrs. Caldabaugh and Ray options to purchase up to an aggregate 71,065 shares of Spinnaker Coating's common stock at various prices per share (the "Spinnaker Coating Options"). Pursuant to an agreement with the Corporation entered into in connection with the merger of a newly-formed wholly owned subsidiary of the Corporation with the former Spinnaker Coating entity (the "Spinnaker Coating Merger"), the Spinnaker Options were accelerated. Messrs. Caldabaugh and Ray exercised their respective Spinnaker Coating Options for shares of Spinnaker Coating's common stock immediately prior to the exchange of the outstanding shares of Spinnaker Coating common stock pursuant to the such merger. See "Certain Transactions."

    REPORT OF THE COMPENSATION COMMITTEE. The Compensation Committee is charged with the responsibility for developing the Corporation's executive compensation policies.

    COMPENSATION POLICY. The Compensation Committee is ultimately responsible for compensation paid to the executive officers. As with Messrs. Boyle and Fleming, all executive officers and their compensation levels are reviewed on an annual basis, subject to certain employment and other agreements. In conducting evaluations and determining executive compensation, the Corporation's objectives are to:

    - Support the achievement of desired Corporation performance.

    - Provide compensation and benefits that will attract and retain superior talent and reward performance.

    - Ensure that there is appropriate linkage between executive compensation and the enhancement of stockholder value.

    Executive compensation is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization, performance and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term corporate performance and specific issues peculiar to the Corporation or its subsidiaries, as well as individual performance. Executive compensation is not necessarily determined by specific relationship to objective criteria or benchmarks of corporate performance. Compensation is set for each individual based on a subjective evaluation of the performance of the executive officer, and amounts paid are not subject to particular objective criteria or the attainment of specific results.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation policy applied by the Corporation in establishing the compensation for Richard J. Boyle, Office of the Chairman and Chief Executive Officer of the Corporation, is essentially the same as for other senior executives of the Corporation--to provide a competitive compensation opportunity that rewards for corporate performance and recognizes individual contribution. For the 12 months in 1999 during which Mr. Boyle was an employee of the Corporation, he received compensation of $135,000. Such amount was determined by the Compensation Committee and initially referenced to the management fee received by BF in 1996 from the Corporation under the Management Agreement before it was terminated in August 1996. Under the Management Agreement, the Corporation paid BF an annual amount of $400,000, of which $100,000 was allocated to Mr. Boyle.

                                          Members of the Compensation Committee
                                          of the Board of Directors
                                          Anthonie van Ekris, Chairman
                                          E. Val Cerutti

                             CORPORATE PERFORMANCE

    On August 16, 1996, the outstanding shares of the Corporation's then existing common stock (the "Old Stock") were reclassified as "Class A Common Stock," and record holders as of such date were distributed one share of Common Stock for each share of Old Stock held by them. The following Performance Graph compares the Corporation's cumulative total stockholder return on the Old Stock for a five-year period (December 31, 1994 to December 31, 1999) with the cumulative total return of the Market Index (which includes the Corporation) and a peer group of companies described more fully below.

               Comparison of Five-Year Cumulative Total Return *
              Among Spinnaker, NYSE/AMEX/ Nasdaq Market Index * *

                                               12/1994    12/1995    12/1996    12/1997    12/1998    12/1999
                                               --------   --------   --------   --------   --------   --------
SPINNAKER INDUSTRIES, INC....................   100.0      605.7     1,652.7     789.6      622.4      413.5
NYSE/AMEX/Nasdaq Stock Market (US
  Companies).................................   100.0      136.3       165.3     216.4      267.2      334.3
NYSE/AMEX/NASDAQ Stocks (SIC 2670-2679 US
  Companies).................................   100.0      132.2       170.4     233.6      231.0      216.5

 * Assumes $100 invested on December 31, 1994 in shares of the Old Stock. Market Index and both Peer Groups. Total return assumes re-investment of dividends.

** The Peer Group index represents SIC Code 267--Converted Paper and Paperboard Products. This Peer Group consists of twenty-seven companies which trade on the NASDAQ, American Stock Exchange or New York Stock Exchange.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the close of business on the Record Date, the Corporation had 3,775,680 shares of Common Stock, and 3,566,067 shares of Class A Common Stock issued and outstanding. The following table sets forth the number of shares of Common Stock and Class A Common Stock (which are the only classes of outstanding voting stock of the Corporation) held by persons known to the Corporation to own beneficially more than 5% of such classes of common stock as of the Record Date. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days by, for example, the exercise of stock options or conversion of securities. The following information is reflected in Schedule 13Ds and 13Gs, as amended, that have been filed with the Securities and Exchange Commission or that have otherwise been furnished to the Corporation.

                                                   CLASS A COMMON STOCK             COMMON STOCK
                                                --------------------------   --------------------------
                                                 AMOUNT OF                    AMOUNT OF
NAME AND ADDRESS OF                             BENEFICIAL        PERCENT    BENEFICIAL        PERCENT
BENEFICIAL OWNER                                 OWNERSHIP        OF CLASS    OWNERSHIP        OF CLASS
----------------                                -----------       --------   -----------       --------
M-tron Industries, Inc........................    2,259,063(1)      63.0%      1,229,063(1)      32.4%
100 Douglas Street
Yankton, SD 57078

Brighton Communications Corporation...........          -0-                    1,000,000(2)      26.4%
4101 Theodore Fremd Avenue
Rye, NY 10580

Boyle Fleming & Co., Inc......................      649,945(3)      18.1%        655,745(3)      17.3%
2521 29(th) Avenue West
Seattle, WA 98199

tesa tape, inc................................          -0-                      200,000(4)       5.3%
5825 Carnegie Boulevard
Charlotte, NC 28209

------------------------

(1) Lynch may be deemed to be a beneficial owner of the shares owned by M-tron because Lynch, as the sole shareholder of M-tron, has the power to direct the voting and disposition of such shares. Lynch, however, specifically disclaims beneficial ownership of all shares held by M-tron. Mr. Gabelli may be deemed to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) the shares owned by M-tron, because, as the Chairman of the Board and Chief Executive Officer of Lynch, and by virtue of his and certain affiliated parties' beneficial ownership of 28.5% of the shares of common stock of Lynch, he has the power to direct the voting and disposition of such shares. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares held by M-tron.

(2) Interactive may be deemed to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) the shares owned by Brighton because Interactive, as the sole shareholder of Brighton, has the power to direct the voting and disposition of such shares. Interactive, however, specifically disclaims beneficial ownership of all shares held by Brighton. Mr. Gabelli may be deemed to be a beneficial owner of the shares owned by Brighton, by virtue of his and certain affiliated parties' beneficial ownership of 23.1% of the shares of common stock of Interactive, he has the power to direct the voting and disposition of such shares. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares held by Brighton. Lynch distributed all of the shares of Interactive to Lynch's shareholders in September 1999.

(3) BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III who each own 50 % of the outstanding capital stock of BF. Messrs. Boyle and Fleming may be deemed to share voting and dispositive power over these shares; however, Messrs. Fleming and Boyle specifically disclaim beneficial ownership of such shares.

(4) Represents shares acquired in connection with Spinnaker's acquisition of tesa tape, inc.'s industrial tape business in July 1998. According to its
    Schedule 13G, tesa tape, inc. disclaims the existence of two different classes of common stock of Spinnaker for purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, and, relying on the fact that it holds shares representing 2.7% of the votes represented by the outstanding shares of Class A Common Stock and Common Stock combined, specifically disclaims beneficial ownership of more than five percent of the common stock of Spinnaker.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of the capital stock of the Corporation by each director of the Corporation and each of the named executive officers in the compensation table set forth above, as well as by all directors and such named executive officers of the Corporation as a group, as of the Record Date. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such person can acquire such power within 60 days by, for example, the exercise of stock options or the conversion of securities.

                                              AMOUNT OF CLASS A COMMON
                                             STOCK SHARES BENEFICIALLY            AMOUNT OF COMMON STOCK
                                                      OWNED(1)                    BENEFICIALLY OWNED(1)
                                            ----------------------------       ----------------------------
                                            NUMBER OF                          NUMBER OF
NAME                                         SHARES             PERCENT         SHARES             PERCENT
----                                        ---------           --------       ---------           --------
Richard J. Boyle..........................    659,945(2)          18.4%          666,217(2)          17.6%

Ned N. Fleming, III.......................    649,945(2)          18.1%          655,745(2)          17.3%

Anthonie C. van Ekris.....................     10,000(3)            **            10,000(3)            **

Joseph P. Rhein...........................     12,250(3)            **            12,250(3)            **

E. Val Cerutti............................        -0-               **               -0-               **

Mario J. Gabelli..........................  2,259,063(4)          63.0%        2,229,063(4)(5)       58.7%

Louis A. Guzzetti, Jr.....................        -0-               **               -0-               **

Ralph R. Papitto..........................        -0-               **               -0-               **

All Directors and named Executive Officers
  of the Corporation as a group (nine
  persons, including those named above)...  2,941,258(2)(4)(5)    82.0%        2,917,530(2)(4)(5)    76.9%

------------------------

**  Less than one percent.

(1) Except as otherwise noted, each director and officer has sole voting and investment power with respect to the shares of common stock of the Corporation and Lynch.

(2) Includes 655,745 shares of Common Stock and 649,945 shares of Class A Common Stock owned by BF. BF, an investment and management firm, is an affiliate of Richard J. Boyle and Ned N. Fleming, III, who each own 50% of the outstanding capital stock of BF. Messrs. Boyle and Fleming, together with former shareholders of BF, may be deemed to share voting and dispositive power over these shares of Common Stock and Class A Common Stock; however, Mr. Fleming and Mr. Boyle specifically disclaim beneficial ownership of such shares.

(3) Includes 10,000 shares issuable upon exercise of vested stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

(4) Includes 2,259,063 shares of Class A Common Stock and 1,229,063 shares of Common Stock owned by M-tron, which Mr. Gabelli may be deemed to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) because, as the Chairman of the Board and Chief Executive Officer of Lynch (the sole shareholder of M-tron), and by virtue of his and certain affiliated parties' beneficial ownership of 28.5% of the shares of common stock of Lynch, he has the power to direct the voting and disposition of such shares. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares held by M-tron. Also includes 1,000,000 shares of Common Stock owned by Interactive, which Mr. Gabelli may be deemed to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) since, by virtue of his and certain affiliated parties' beneficial ownership of 23.1% of the shares of common stock of Interactive, he has the power to direct the voting and disposition of such shares. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares held by Interactive.

(5) Includes 20,000 shares issuable upon exercise of vested stock options granted pursuant to the Spinnaker Industries, Inc. Directors Stock Option Plan.

                              CERTAIN TRANSACTIONS

    On September 19, 1994, the Corporation completed its acquisition of Spinnaker Coating, in which it, together with the Minority Stockholders (as defined), purchased the label stock business of Kimberly-Clark Corporation through its newly formed subsidiary, Brown-Bridge Acquisition Corp., which is now named Spinnaker Coating, Inc. The minority stockholders of the former Spinnaker Coating entity (the "Minority Stockholders"), which included Lynch, certain officers and employees of Spinnaker Coating (including Mr. Caldabaugh) and certain affiliates of BF (including Messrs. Boyle and Fleming), all acquired their respective interests on the same terms and conditions as the Corporation. Prior to October 1996, 19.9% of the common stock of the former Spinnaker Coating entity was held by the Minority Stockholders. In October 1996, in connection with the offering of the Corporation's 10-3/4% Senior Secured Notes due 2006, the Corporation affected the Spinnaker Coating Merger in which the shares held by the Minority Stockholders were acquired by Spinnaker and converted into an aggregate of approximately $2.3 million and 9,613 shares of Common Stock. In addition, as part of the consideration for the shares of capital stock of the former Spinnaker Coating entity that were converted pursuant to the Spinnaker Coating Merger, the Minority Stockholders received the right to a contingent payment, which was exercisable at any time during the period beginning
October 1, 1998 and ending September 30, 2000. The value of the contingent payment is equal to the percentage of the capital stock of the former Spinnaker Coating entity owned by such stockholder at the time of the Spinnaker Coating Merger multiplied by 75% of the fair market value of the capital stock of Spinnaker Coating, as determined in accordance with certain economic assumptions, as of the date such right is exercised, less the consideration already received pursuant to the Spinnaker Coating Merger. The contingent purchase price is payable through the issuance of Common Stock of the Corporation, unless the Corporation elects to pay the contingent price in cash. If such payments are made in cash, they could give rise to a default under the Indenture, unless there is sufficient availability under provisions regarding Restricted Payments contained in the Indenture for the Corporation's 10 3/4% Senior Secured Notes due 2006. On December 11, 1999, one of the appointed representatives for certain of the minority stockholders exercised the contingent right, however, the parties are still negotiating the value of the contingent payment. As a former minority stockholder, Lynch will receive its pro rata portion of the contingent payment once it is made.

    The Minority Stockholders were granted demand and incidental registration rights for their shares of Common Stock received in connection with the Spinnaker Coating Merger. In connection with the Spinnaker Coating Merger and other related agreements, Spinnaker Coating accelerated all of the Spinnaker Coating Options, which were owned by Mr. K.C. Caldabaugh, the Chairman, Chief Executive

Officer and President of Spinnaker Coating, and Mr. Richard T. Ray, the Executive Vice President, Chief Financial Officer and Chief Operating Officer of Spinnaker Coating. In addition, pursuant to agreements with such officers, the Corporation loaned such officers an amount equal to the corporate tax benefit resulting to the Corporation from the deduction received by it (or its consolidated group) as a result of the early vesting of such options, which is evidenced by promissory notes executed by such officers. The promissory notes had an aggregate principal amount at closing of the Notes Offering of approximately $140,000, bear interest at the rate of 6.02% per annum, shall mature and be repayable on the 90th day after the contingent payment is made, and are secured by each officer's rights to receive such contingent payments.

    The Corporation is a party to a management agreement with Lynch that provides for Lynch to render management, financial and other services to the Corporation in exchange for an annual payment of management fees, the amount of which is subject to review each year. Pursuant to the foregoing management agreement, Lynch was paid $100,000 for the year ended December 31, 1999.

                             STOCKHOLDER PROPOSALS

    Any stockholder proposal to be presented for action at the next meeting of stockholders pursuant to the provisions of Rule 14a-8, under the Securities Exchange Act of 1934, must be received at the Corporation's principal executive offices no later than December 31, 2000, for inclusion in the proxy statement relating to the 2001 Annual Meeting of Stockholders.

                                 MISCELLANEOUS

    The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock and the Class A Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams, personal interviews, or telephone.

    Representatives of Ernst & Young L.L.P., the Corporation's auditors for 1999, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions.